Exhibit (e) 1.17

LETTER AGREEMENT

Russell Fund Distributors, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Fund Distributors, Inc., dated January 1, 1999, RIC advises you that it is creating Class A Shares, Class C Shares and Class S Shares for the existing Equity I, Equity Q, Equity II, International and Fixed Income III Funds (the “New Classes”). RIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the New Classes pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Classes by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this              day of                                          2008

RUSSELL FUND DISTRIBUTORS, INC.

By:
Greg J. Stark President